Exhibit 99.2

CONFIDENTIAL

EXECUTION VERSION

ASSET AND PERSONAL GOODWILL PURCHASE AGREEMENT

This ASSET AND PERSONAL GOODWILL PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2022 by and among (i) Double Brow, LLC, a Colorado limited liability company (“Buyer”), (ii) Medicine Man Technologies, Inc. (d/b/a Schwazze), a Nevada corporation (“Parent”), (iii) Urban Health & Wellness, Inc. (d/b/a Urban Dispensary), a Colorado corporation (“Seller”), and (iv) Patrick Johnson, an individual (“Johnson”), and (v) Productive Investments, LLC, a Colorado limited liability company (“Productive Investments”). Johnson and Productive Investments are each referred to herein as an “Equityholder,” and collectively as the “Equityholders.” Buyer, Parent, Seller and Equityholders are sometimes referred to herein as the “Parties” and each, a “Party.” Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A attached hereto.

A.	The Equityholders collectively hold all of the issued and outstanding equity securities of the Seller.

B.	Seller is in the business of owning and operating the following retail marijuana store and grow facility pursuant to the licenses issued by the State of Colorado and City and County of Denver as set forth below (collectively, the “Business,” and each license set forth below, a “Purchased License”):

Business Conducted	Location	Licenses
Retail Marijuana Store (the “Dispensary”)	2675 West 38th Avenue, Denver, CO 80211	State License 402R-00458 Local License 2015-BFN-0002149
Marijuana Cultivation Facility (the “Grow”)	4850 Jackson Street, Denver, CO 80216	State License 403R-00997 Local License 2017-BFN-0005699

C.	Seller desires to sell, and Buyer desires to purchase, all of the assets of Seller related to, or which are used in or held for use in connection with, the operation of the Business, pursuant to the terms set forth herein.

D.	In addition, Equityholders desire to sell, and Buyer desires to purchase, all of the personal goodwill arising from Equityholders’ independent and separate individual and personal efforts related to the Business (collectively, “Personal Goodwill”).

Article I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.1.    Purchased Assets; Excluded Assets.

(a)                 Purchased Assets. Pursuant to the terms set forth herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of the tangible and intangible assets of Seller related to, or used in or held for use in connection with, the Business, including the assets of Seller set forth on Schedule 1.1(a) (collectively, the “Purchased Assets”), free and clear of all Encumbrances. Notwithstanding anything in this Agreement to the contrary, the Purchase Assets shall not include the Excluded Assets (as defined below).

(b)                Personal Goodwill. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Equityholders will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Equityholders, the Personal Goodwill, free and clear of all Encumbrances.

(c)                 Excluded Assets. The Purchased Assets shall not include any assets set forth on Schedule 1.1(c) (the “Excluded Assets”).

Section 1.2.    Assumed Liabilities; Excluded Liabilities.

(a)                 Assumed Liabilities. Pursuant to the terms set forth herein, at the Closing, Buyer will assume the Liabilities of Seller specifically identified on Schedule 1.2(a) (collectively, the “Assumed Liabilities”).

(b)                Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume, and Seller will pay, defend, discharge and perform, as and when due, and otherwise retain and remain solely responsible for, all Liabilities that are not expressly included in the Assumed Liabilities, including the Liabilities set forth on Schedule 1.2(b) (collectively, the “Excluded Liabilities”).

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Article II.
PURCHASE PRICE AND RELATED MATTERS

Section 2.1.    Purchase Price; Earnest Money Deposit.

(a)                 Purchase Price. The aggregate consideration payable by Buyer to Seller for the Purchased Assets and to Equityholders for the Personal Goodwill is (i) an amount in cash equal to $1,317,500 (the “Cash Consideration”) and (ii) a number of shares of Parent Common Stock equal to the quotient of (A) $1,900,000 divided by (B) the Per Parent Share Price (the “Stock Consideration,” and together with the Cash Consideration, the “Purchase Price”).

(b)                Earnest Money Deposit. No later than five (5) Business Days following the Submission Date (as defined below), Buyer will deposit $30,000 (the “Earnest Money Payment Amount”) with Seller by wire transfer of immediately available funds to a bank account designated by Seller to be held by Seller in accordance with the terms of this Agreement. “Submission Date” means the date change of ownership application(s) are submitted to the MED in connection with the transactions set forth in this Agreement and the MED accepts application fees in connection with such application(s).

Section 2.2.    Payment of Purchase Price at the Closing. At the Closing, and subject to the satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2:

(a)                 Cash Consideration. Buyer will pay, or cause to be paid, the following amounts to the following Persons from the Cash Consideration:

(i)      the aggregate amount of Indebtedness identified in the Payoff Letters (the “Closing Date Repaid Indebtedness”) pursuant to, and in the amounts and to the Persons specified in, the respective Payoff Letters;

(ii)    the aggregate amount of the Seller Transaction Expenses identified in the Seller Transaction Expenses Invoices (the “Closing Date Seller Transaction Expenses”) pursuant to, and in the amounts and to the Persons specified in, the respective Seller Transaction Expenses Invoices; and

(iii)  an amount equal to (A) the Cash Consideration, minus (B) the Closing Date Repaid Indebtedness, minus (C) the Closing Date Seller Transaction Expenses, minus (D) the Earnest Money Payment Amount, to Seller, by wire transfer of immediately available funds to an account of Seller designated by Seller in writing prior to the Closing Date.

(b)                Stock Consideration. Parent will issue the Closing Stock Consideration, and Seller and the Equityholders hereby direct Parent to issue the Closing Stock Consideration, to the Equityholders directly, as part of the Purchase Price due to be paid to Seller, as follows (the “Stock Consideration Allocation”): (i) 65% to Johnson and (ii) 35% to Productive Investments.

(c)                 Indemnity Holdback Amount. A portion of the Stock Consideration with a combined Per Share Parent Price of $288,000 (the “Indemnity Holdback Amount”) shall be issued in the name of Seller but held back with Parent and not transferred upon Closing. The Indemnity Holdback Amount shall be held and disbursed pursuant to the terms and conditions of this Agreement (including Section 8.1(e)). Any Indemnity Holdback Shares held back shall not have dividend or voting rights, except for dividends that are paid while such shares are held back and only with respect to such shares that are later released to the Equityholders, as applicable.

Section 2.3.    Financial Requirements; Post-Closing Adjustments.

(a)                 Financial Requirements.

(i)      Minimum Marijuana Inventory. At the Closing, the aggregate value of Marijuana Inventory included in the Purchased Assets located at the Dispensary and delivered to Buyer will be not less than $45,000, calculated at actual cost-basis, which is equal to the last purchase price paid by Seller to purchase the applicable Marijuana Inventory or Seller’s cost of goods sold in manufacturing the applicable Marijuana Inventory, as applicable (the “Minimum Marijuana Inventory”); and

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(ii)    Minimum Grow Inventory. At the Closing, the marijuana plants which constitute Grow Inventory included in the Purchased Assets located at the Grow and delivered to Buyer will be in an amount not less than 1,600 nor more than the maximum number of plants permitted under Seller’s Purchased Licenses applicable to the Grow; and at least 60% of such Grow Inventory will be in various states of flowering, which mix of flowing states will be generally consistent with the mix of flowering states maintained in the ordinary course of business in order to produce regular yield over time following the Closing (the “Minimum Grow Inventory”).

(iii)  Minimum Cash. At the Closing, the cash included in the Purchased Assets and delivered to Buyer at Closing will not be less than $15,600 (the “Minimum Cash”).

(b)                Post-Closing Adjustments. Within 60 days of the Closing Date, Buyer will prepare its calculation of the Marijuana Inventory and the cash actually delivered by Seller to Buyer at the Closing (the “Closing Statement”) and deliver the Closing Statement to Seller for its review. Seller and its professional advisors will have, upon request, reasonable access during regular business hours to Buyer’s books and records to the extent necessary for such review. During a period of ten days following Buyer’s delivery of the Closing Statement to Seller (the “Objection Period”), if Seller disagrees with any item set forth in the Closing Statement, Seller will give written notice (the “Objection Notice”) to Buyer within the Objection Period, specifying in reasonable detail Seller’s disagreement with any such item set forth on the Closing Statement. The Objection Notice must specify those items or amounts as to which Seller disagrees, and Seller will be deemed to have agreed with all other items contained in the Closing Statement. If Seller does not deliver an Objection Notice within the Objection Period, then Seller will be deemed to have agreed entirely with items set forth on the Closing Statement. If an Objection Notice is delivered within the Objection Period, (i) in the 30-day period following delivery of the Objection Notice, Buyer and Seller will use reasonable efforts to reach an agreement on the disputed items or amounts set forth in the Objection Notice and (ii) if Buyer and Seller are unable to reach an agreement during such 30-day period with respect to all disputed items or amounts, such disputed items or amounts will be resolved by an independent certified public accounting firm (“Settlement Accountant”), to be mutually agreed upon by the Parties. Such costs of the Settlement Accountant shall be borne equally by Buyer and Seller. If the Minimum Marijuana Inventory, Minimum Grow Inventory or the Minimum Cash exceeds the Marijuana Inventory, Grow Inventory or Minimum Cash, respectively, set forth in the final Closing Statement as finally determined pursuant to this Section 2.3(b) (the aggregate amount of any such deficiency or deficiencies, a “Deficiency”), Buyer will cause Parent to cancel a number of shares of Parent Common Stock held by Seller, any Equityholder or their respective Affiliates on the books and records of Parent that is equal to the amount of the Deficiency divided by the Per Parent Share Price, rounded down to the nearest whole share. In the event Minimum Grow Inventory exceeds Grow Inventory, the value of any deficient or absent plants included in the Deficiency will be valued at $350 per absent or non-conforming plant.

(c)                 Purchase Price Allocation; Purchased Assets. For Tax purposes, the parties agree to allocate the Cash Consideration for Tax purposes for the Personal Goodwill as of the Closing Date pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the methodology set forth on Schedule 2.3(c) (the “Allocation Schedule”), which allocation will be binding on Seller and Equityholders. Buyer and Seller will file Tax Returns in a manner consistent with the Allocation Schedule. For the avoidance of doubt, four hundred thousand dollars ($400,000) of the Cash Consideration and the entire Stock Consideration shall be allocated to the Purchased Assets, and nine hundred seventeen thousand five hundred dollars ($917,500) of the Cash Consideration shall be allocated to the Personal Goodwill. The Parties intend for the purchase and sale of the Purchased Assets set forth in this Agreement followed by the subsequent liquidation of the Seller to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code and intend that this Agreement will constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties will cooperate in good faith in making any filings with the Internal Revenue Service required, with respect to the purchase and sale of the Purchased Assets, for the purchase and sale of the Purchased Assets contemplated by this Agreement followed by the subsequent liquidation of the Seller to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code.

(d)                Tax Withholding. Buyer will be entitled to deduct and withhold from any payment contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts will be treated for all purposes hereof as having been paid to Seller or such other Person in respect of whom such withholding or deduction was made.

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Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER AND EQUITYHOLDERS

Section 3.         Representations and Warranties of Seller and Equityholders. Seller and Equityholders jointly and severally represent and warrant to Buyer and Parent, as of the date hereof and as of the Closing, as follows:

(a)                 Organization; Authority. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado. Seller has full corporate power and authority, Johnson has the full capacity to and Productive Investments has the full limited liability company power to enter into this Agreement and the Related Agreements to which Seller or any Equityholder is, or at the Closing will be, a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and each Equityholder of this Agreement and any other Related Agreement to which Seller or any Equityholder is, or at the Closing will be, a party, the performance by Seller and each Equityholder of its obligations hereunder and thereunder, and the consummation by Seller and each Equityholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, limited liability company, manager, debtholder and equityholder action on the part of Seller. This Agreement and the Related Agreements to which Seller or any Equityholder is, or at the Closing will be, a party, constitute or will constitute, as applicable, legal, valid and binding obligations of Seller and each Equityholder, enforceable against Seller and each Equityholder pursuant to their respective terms.

(b)                Non-Contravention. Neither Seller’s nor any Equityholder’s execution, delivery and performance of this Agreement or any Related Agreement to which it is, or at the Closing will be, a party, or the consummation of the transactions contemplated hereby or thereby, (i) constitutes or will constitute a breach, violation or infringement of Seller’s or such Equityholder’s governing documents, (ii) constitute or will constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which Seller, any Equityholder, the Business or any of Seller’s assets or properties (including any Purchased Asset) is subject, (iii) conflicts or will conflict with, results or will result in a breach of, constitutes or will constitute a default under, results or will result in the acceleration of, creates or will create in any party the right to accelerate, terminate, modify or cancel, or will terminate, modify or cancel, or requires or will require any notice under, any Contract or Permit to which Seller or any Equityholder is a party or by which Seller or any Equityholder is bound or by which the Business or any of Seller’s assets or properties (including any Purchased Asset) is bound or affected, (iv) result or will result in the creation or imposition of any Encumbrance upon any of Seller’s assets or properties (including any Purchased Asset), or (v) require or will require any approval, license, certificate, consent, waiver, authorization, novation, notice or other Permit of or to any Person, including any Governmental Authority or any party to any Contract, except for any such approval, license, certificate, consent, waiver, authorization, novation, notice or other Permit that has been obtained or made prior to the Closing, each of which is listed on Schedule 3(b).

(c)                 Seller Equity. All of Seller’s issued and outstanding equity securities are, and will on the Closing Date be, owned by the Equityholders in the relative proportions of the Stock Consideration Allocations. Seller has no subsidiaries, other Affiliates or investments in any other Person or business. Except as set forth on Schedule 3(c), there are no Contracts between Seller or any Affiliate of Seller or any Equityholder that relate to or are used related to the Purchased Assets. All of Productive Investments issued and outstanding equity securities are held by Youngdon Yun.

(d)                Compliance with Laws. Except as set forth on Schedule 3(d), Seller and the Equityholders at all times have complied, and currently are in compliance, in all material respects, with all applicable Laws in the conduct of the Business prior to the Closing and in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby or thereby. Seller at all times has complied with, and currently is in compliance with, (i) all MED rules, including emergency rules, and industry bulletins as they are released, (ii) all applicable U.S. state and local Laws governing or pertaining to cannabis (including marijuana, hemp and derivatives thereof, including cannabidiol), and (iii) all U.S. federal Laws regarding cannabis except to the extent that the U.S. federal law conflicts with applicable U.S. state and local Laws.

(e)                 Title. Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances. Equityholders have good and marketable title to the Personal Goodwill free and clear of all Encumbrances of any kind or character.

(f)                  Contracts. Schedule 3(f)(i) contains a schedule of all Contracts to which Seller is a party, including the names of all parties to each Contract and the effective dates thereof. Seller is not in default or alleged to be in default under any such Contract nor, to Seller’s Knowledge, does any default by any other party to any such Contract exist. Further, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default under any such Contract. Seller is not party to any Contract that contains restrictive covenants, including change of control provisions, non-solicit provisions, non-compete provisions, most favored nations provisions or exclusivity provisions that are binding on Seller or the Business. All of such Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto pursuant to their terms, and, except as set forth on Schedule 3(f)(ii), are capable of assignment to Buyer pursuant to this Agreement without any notice to or consent by any other Person. Buyer has been provided a true, accurate and complete copy of each Contract.

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(g)                Condition; Sufficiency. The Purchased Assets (i) are in good condition and working order and free from material defects, patent and latent, (ii) have been maintained pursuant to good industry practice, (iii) are in good operating condition and repair, in all material respects and (iv) are suitable and sufficient for the purposes for which they are used. The Purchased Assets constitute all of the properties and assets necessary for Buyer to operate the Business in substantially the same manner as conducted by Seller during the 12 months immediately preceding the Closing Date, as currently proposed to be conducted or as required by applicable Law.

(h)                No Liabilities. Schedule 3(h) lists all Indebtedness of Seller outstanding as of the date hereof. Except for Liabilities which will be paid off and discharged in full by Seller prior to the Closing Date, Seller has no, and at the Closing will not have any, Liabilities which relate to, encumber, bind or otherwise restrict the Purchased Assets, including Liabilities which may become known or arise only after the Closing Date and which result from actions, events or occurrences on or prior to the Closing Date.

(i)                  Legal Proceedings. Except as set forth in Schedule 3(i), there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Equityholder that, if adversely determined, would adversely affect the business, prospects, operations, employment, customer or supplier relationships, earnings, properties or the condition, financial or otherwise, of the Purchased Assets nor is there any Order of any Governmental Authority outstanding against Seller or any Equityholder having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

(j)                  Environmental. To Seller’s Knowledge, Seller at all times has been, and currently is, in compliance with and has not violated any environmental Laws. Seller has not generated, manufactured, recycled, reclaimed, refined, transported or treated hazardous substances or other dangerous or toxic substances, or solid wastes, and there has been no release or threatened release of any hazardous substances on or off any of Seller’s property or any other location or facility used or occupied by Seller. To Seller’s Knowledge, Seller’s property contains no in-ground, below or underground storage tanks or containers, either in or not in use. To Seller’s Knowledge, no employee or former employee of Seller (or of any current or former subsidiary or other Affiliate) has been exposed to any hazardous material. Seller has not caused or experienced past or present events, conditions, circumstances, plans or other matters that: (i) are not in compliance with all environmental Laws; or (ii) may give rise to any statutory, common law or other legal Liability, or otherwise form the basis of any Legal Proceeding based on or relating to hazardous materials. Neither Seller nor any Equityholder has received any notice or indication from any Person advising such Person that Seller is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials.

(k)                Taxes. Seller has duly and timely filed (and, prior to the Closing Date, will duly and timely file those currently not due) all Tax Returns required to be filed, all of which were prepared pursuant to applicable Laws and all of which are true correct and complete, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any Tax Returns were due, taking into account any extensions granted under Law. Seller has timely paid all Taxes required to be paid by it and, prior to the Closing Date, will timely pay any Taxes required to be paid by it as of such time. All applicable sales, use, excise and similar Taxes, to the extent due, were paid by Seller when the Purchased Assets were acquired by Seller, and Seller has collected and paid all applicable sales, use, excise and similar Taxes required to be collected and paid by Seller on the sale of products or taxable services by Seller. Except as set forth on Schedule 3(k), there are no existing Encumbrances for Taxes upon any of the Purchased Assets. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax by such jurisdiction. There is no dispute, audit, examination, investigation or claim concerning any Tax Liability of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller has always been properly treated as a C corporation for federal and applicable state and local income tax purposes. No “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of other applicable Law) will or could result as a result of the transactions contemplated by this Agreement.

(l)                  Benefits. Schedule 3(l) contains a list of all Employee Benefit Plans, and Buyer has been provided with true, correct and complete copies of all such plans (and all amendments thereto). Each Employee Benefit Plan has been established, documented, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws. Seller has never sponsored, maintained, contributed to, or been required to contribute to, and Seller has and could have no current or future Liability (including any contingent Liability and including on account of having ever had an ERISA Affiliate) under or with respect to, (i) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), including any group health plan, (ii) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) or any other retirement plan, including any such plan that is (or, at any time was) subject to Section 302 or 303 of ERISA, Title IV of ERISA or Section 401(a), 401(k), 408(k), 408(p), 412 or 430 of the Code, or (iii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code). Seller has not incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which Seller, Buyer or any of their respective Affiliates could incur, directly or indirectly, any penalty, Tax, fine, Encumbrance or Liability under ERISA (including Sections 409, 502(i) and 502(l) thereof) or Section 4975, 4980B, 4980D, 4980H, 5000, 6721 or 6722 of the Code. Seller has no current or contingent Liability as a result of at any time having an ERISA Affiliate.

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(m)               Employees. Seller at all times has been, and currently is, in compliance in all material respects with all applicable Laws related to employment and employment practices, terms of employment and wages and hours. Seller has experienced no strikes or work stoppages. There is no collective bargaining relationship between Seller and any union covering any employee of Seller, no past or pending allegation of unfair labor practices, and no dispute or controversy with any union or other organization purporting to represent any of Seller’s employees. There are no Legal Proceedings pending or, to the knowledge of Seller or any Equityholder, threatened involving a dispute or controversy between Seller and any of its current or former employees. Schedule 3(m) includes a true, correct and complete list of Seller’s employees, contractors and consultants, and, for each such Person, such Person’s job title, date of hire or engagement, work location, status as active or on leave (including the type of leave and anticipated return date), current base salary or hourly wage rate as applicable, current classification as exempt or non-exempt with respect to Laws governing overtime and minimum wages, full time or part-time status, visa status (including type of visa), if applicable, accrued and unused vacation time, and earned or eligible commission, bonus or any other compensation (if applicable).

(n)                IP. Schedule 3(n) contains a complete and accurate list and summary description of all: (i) Registered IP; and (ii) Contracts concerning IP that pertain to the Business. All Registered IP: is in full force and effect; is valid, subsisting and enforceable; and has been obtained and maintained in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities. Seller is the sole and exclusive owner of the entire right, title and interest in and to the Owned IP free and clear of all liens, claims and encumbrances. The Seller IP does not infringe, misappropriate, or otherwise violate (collectively, “Infringe(s)”) any Person’s IP (and has not done so). No Person Infringes the Seller IP (and has not done so). There is no Legal Proceeding pending or threatened, pertaining to any Seller IP; and, there is no reasonable basis for any such Legal Proceeding. Seller has obtained ownership of all IP created for Seller by any consultants, employees and other Persons. Seller has taken all reasonable measures to protect and preserve its rights in all confidential information (including, in each case, any information that would have been confidential but for any failure the Seller to act in a manner consistent with this Section 3(n)) owned or held the Seller. The Seller lawfully owns, or otherwise has sufficient rights to all Seller IP. Each item of Seller IP owned or exploited by the Seller immediately prior to the Closing will be owned or available for exploitation by the Buyer on identical terms and conditions immediately after the Closing.

(o)                IT Systems. All of the computer and network equipment, software and services used or relied upon by any of the Seller (collectively “Systems”): (A) are in good working order, (B) are free of any material defects, bugs and errors, (C) do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of any software, data or other materials; and, (D) are sufficient for the existing needs of the Business.

(p)                Privacy. Seller’s Processing of Personal Information is and has at all times been in accordance with: all Laws; its privacy policies, documents, and promises or representations presented to or impliedly agreed to with employees, consumers or customers (actual or potential), or other Persons; and, any of its Contract obligations (collectively, “Privacy Obligations”). There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any data or information Processed by the Seller (“Seller Data”). Seller has not received notice of and there are no past, pending or threatened Legal Proceedings related to the Processing of Seller Data or any Privacy Obligations; and, there is no reasonable basis for any such, claim or Legal Proceeding. Except for disclosures of Personal Information required by applicable Law, Seller has not sold, leased or otherwise made available to any third party any Personal Information. The transfer of any Personal Information to Buyer, and Buyer’s use of such information to carry on the Business will not violate any Privacy Obligations.

(q)                Products. All products and services sold, provided or made available by Seller (collectively “Products”): (i) have conformed with all applicable Laws (without reference to any cannabis-related provisions of the United States Controlled Substances Act (“CSA”)), Contracts and all applicable express and implied warranties; (ii) to the extent applicable, have not been adulterated or misbranded; and, (iii) to the extent applicable, are free from contamination or defects. The Seller has at all times been in compliance with all Laws (other than the CSA) and Contracts applicable to the sale and marketing of all Products. No Person has provided any notice, made any claim, or commenced any Legal Proceeding concerning any Product; and, there is no reasonable basis for any such, claim or Legal Proceeding.

(r)                  Product and Service Liabilities. There exist no pending, whether known or unknown, or threatened claims against Seller for injury to any Person or property, whether or not suffered as a result of the sale of any product or performance of any service by Seller.

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(s)                 Financial Statements. Schedule 3(s)(i) contains (i) Seller’s balance sheet as of December 31 for each of the years 2019 and 2020 and statements of income and retained earnings for the fiscal years then ended (other than the statements of income and retained earnings relating to the Grow in the fiscal year ended December 31, 2019); and (ii) Seller’s statements of financial position as of as of November 30, 2021 and statements of income and retained earnings for the period from January 1, 2021 to November 30, 2021. All such statements are complete and accurate and fairly present the financial position and results of operations of Seller as of the respective dates thereof, all pursuant to GAAP consistently applied throughout the periods indicated, except as disclosed on Schedule 3(s)(ii).

(t)                  No Changes. Except as set forth on Schedule 3(t), since January 1, 2021, there has not been (i) any adverse change in the assets, Liabilities, business, prospects, condition, financial or otherwise, employee, customer or supplier relationships, or operations of Seller; (ii) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Purchased Assets or the Business; (iii) any increase in the compensation payable or to become payable to any employees or independent contractors or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such Person; (iv) any entry into any commitment or transaction outside the ordinary course of business; (v) any change by Seller in accounting methods, practices or principles; (vi) any termination or waiver of any rights of value to the Business; (vii) any other transaction or event other than in the ordinary course of business; (viii) any transaction or conduct inconsistent with Seller’s past business practices; (ix) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of any employee of Seller; (x) any other occurrence, action or event which, if it had occurred or taken place after the date hereof would be prohibited by Section 5.1(c); or (xi) any Contract made or entered into to do any of the foregoing.

(u)                Certain Payments. Except as set forth on Schedule 3(u), none of Seller, any Equityholder, any Affiliate of Seller or any Equityholder, any director, officer, employee or agent of Seller or any Equityholder, or any other Person acting on behalf of or associated with Seller or any Equityholder, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom Seller has done business directly or indirectly; or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (A) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have had an adverse effect on the assets, business or operations of Seller, or (C) if not continued in the future, might adversely affect the assets, business, operations or prospects of Seller or which might subject Seller to suit or penalty in any Legal Proceeding.

(v)                Suppliers. To Seller’s Knowledge, no supplier of Seller that has provided goods or services to Seller representing, individually or in the aggregate, more than $10,000 in payments or commitments within the last 12 months has (i) ceased, or indicated any intention to cease, doing business with Seller, or (ii) changed or indicated any intention to change any terms or conditions for future sales of products or services from the terms or conditions that existed with respect to the purchase of such products or services during the 12-month period ending on the date hereof.

(w)               Permits. Seller has maintained, in full force and effect, and has complied, and currently is in compliance, with, all Permits and has filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of Seller or the conduct of the Business as currently operated, or the ownership, lease, use or operation of the assets or properties of the Business. Schedule 3(w) lists all such Permits, including all Permits associated with the Leased Real Property, and the license numbers set forth on such schedule for each such license or Permit are accurate, correct and complete. There is no Legal Proceeding pending or Order outstanding or, to Seller’s Knowledge, threatened against Seller that would reasonably be expected to adversely affect any such Permit, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely. Such Permits will be assigned to Buyer at the Closing and will continue to be in full force and effect following the Closing until the expiration of such Permits pursuant to their respective terms.

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(x)                Real Property. Seller does not own, and has never owned, any real property (including any ownership interest in any buildings or structures and improvements located thereon). Seller is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. Schedule 3(x) sets forth a true, complete and correct list of all Contracts pursuant to which Seller leases, subleases, licenses, uses, operates or occupies or has the right to lease, sublease, license, use, operate or occupy, now or in the future, any real property (each, whether written, oral or otherwise, a “Real Property Lease,” and any real property, land, buildings and other improvements covered by the Real Property Lease, “Leased Real Property”), and for each such Real Property Lease, the address of the Leased Real Property that is the subject of such Real Property Lease. Seller has not assigned, transferred or pledged any interest in any Real Property Lease. There are no leases, subleases, licenses or other Contracts granting to any Person other than Seller any right of use or occupancy of any portion of the Leased Real Property. All of the land, buildings, structures and other improvements used by Seller are included in the Leased Real Property. Seller has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant with respect to any of the Leased Real Properties or to purchase any of the Leased Real Property. Seller has good and marketable leasehold title to each parcel of Leased Real Property, in each case, free of all Encumbrances. Seller has not received any written notice of any violation of Laws with respect to any Real Property Lease or any Leased Real Property. There are no pending or, to Seller’s Knowledge, threatened or contemplated Legal Proceedings regarding the Leased Real Property.

(y)                Brokers. Except as set forth in Schedule 3(y), neither Seller nor any Person acting on Seller’s behalf has employed or engaged any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which Seller or any of its Affiliates is or may become liable.

(z)                 Investment Representations. (i) Equityholders are acquiring the Parent Common Stock for investment for Equityholders’ own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended, and in effect from time to time, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”). Equityholders have no present intention of selling, granting any participation in, or otherwise distributing the Parent Common Stock. Seller does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to any of the Parent Common Stock; (ii) at no time were Equityholders presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Parent Common Stock by Buyer, Parent or their agents or Affiliates; (iii) Equityholders are accredited investors, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (iv) Equityholders have been furnished with, and has had access to, such information as Equityholders consider necessary or appropriate in connection with the acquisition of the Parent Common Stock, and Equityholders have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the delivery of the Parent Common Stock; (v) Equityholders have knowledge and experience in financial and business matters and acknowledges it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interests in connection with this transaction, and is financially capable of bearing a total loss of the Parent Common Stock; (vi) Equityholders have Knowledge of: (A) the highly speculative nature of the Parent Common Stock; (B) the financial hazards involved; (C) the lack of liquidity of the Parent Common Stock; and (D) the Tax consequences of receiving and owning the Parent Common Stock; (vii) Equityholders understand that the Parent Common Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exclusion from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s and Equityholders’ representations and warranties as expressed herein. Equityholders understand that the Parent Common Stock constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Equityholders must hold the Parent Common Stock indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Parent Common Stock for resale. Equityholders further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Parent Common Stock, and on requirements relating to Buyer which are outside of Equityholders’ control. Equityholders have Knowledge of the provisions of Rule 144 promulgated under the Securities Act.

(aa)              No Untrue Statements. To Seller’s Knowledge, no document, delivery, certificate, representation or warranty made by Seller or any Equityholder in or pursuant to this Agreement contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements herein complete or not misleading.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Section 4.         Representations and Warranties of Buyer and Parent. Buyer and Parent jointly and severally represent and warrant to Seller and Equityholders as follows:

(a)                 Organization; Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Each of Buyer and Parent has full limited liability company or corporate, as applicable, power and authority to execute, deliver and perform this Agreement and all Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

(b)                Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which either of Buyer or Parent is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of Buyer or Parent, as applicable. This Agreement and the Related Agreements to which Buyer or Parent is, or at the Closing will be, a party each constitute a legal, valid and binding obligation of Buyer or Parent, enforceable pursuant to its terms. Each of Buyer’s and Parent’s execution, delivery and performance of this Agreement and the Related Agreements to which Buyer or Parent is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby does not and will not (i) constitute a breach, violation or infringement of such Person’s governing documents, (ii) constitute a breach or violation of or a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which such Person or any of its assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract or Permit to which such Person is a party or by which such Person is bound or by which any of such Person’s assets or properties is bound or affected, (iv) except as set forth in Schedule 4(b), require any Permit, certificate, consent, waiver, authorization, novation or notice of or to any other Person, including any Governmental Authority or any party to any Contract to which Buyer or Parent, as applicable, is a party, except, with respect to subsections (ii), (iii) and (iv) as would not materially adversely affect Buyer’s or Parent’s, as applicable, ability to consummate the transactions contemplated by this Agreement.

(c)                 Representations and Warranties. The representations and warranties of Seller and Equityholders set forth in Article III constitute the only representations and warranties, express or implied, that are being made by Seller or Equityholders, their representatives or attorneys to Buyer, Parent and their respective representatives and attorneys in connection with this Agreement.

Article V.
COVENANTS

Section 5.1.    Pre-Closing Covenants.

(a)                 General. During the period commencing on the date hereof and ending on the earlier to occur of the date on which this Agreement is validly terminated pursuant hereto or the Closing (the “Interim Period”), each of the Parties will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements in a prompt and expeditious manner; provided, however, that nothing in this Agreement requires, or will be construed to require, Buyer to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on Buyer) that would result in any restriction with respect to any properties, assets, business or operations of Buyer or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

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(b)                Notices and Consents. During the Interim Period, Seller will give all notices to Governmental Authorities and other Persons and use reasonable efforts to obtain, in writing, without penalty or condition which is adverse to Buyer, all consents, Permits, certificates, covenants, waivers, authorizations or novations required in connection with the transactions contemplated by this Agreement and the Related Agreements as expeditiously as possible. During the Interim Period, Seller will provide Buyer a complete copy of all letters, applications or other documents prior to their submission to or promptly after receipt from any Governmental Authority or other Person with respect to each consent, Permit, certificate, covenant, waiver, authorization or novation, and will afford Buyer the opportunity to comment on any letter, application and other document to be submitted reasonably in advance of the anticipated time of submission. During the Interim Period, Seller will inform Buyer of the content of any oral submission reasonably in advance of an anticipated oral communication with any Governmental Authority and afford Buyer the opportunity to comment on any such oral submission. During the Interim Period, Seller will promptly and regularly advise Buyer concerning the status of each consent, Permit, certificate, covenant, waiver, authorization or novation, including any difficulties or delays experienced in obtaining and any conditions required for such items. During the Interim Period, Seller will not permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Authority with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent permitted by such Governmental Authority, gives Buyer the opportunity to attend and participate thereat. During the Interim Period, neither Seller nor Buyer will: (i) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or the Related Agreements without the prior written consent of the other; or (ii) take any other action that would be reasonably likely to prevent or materially delay the receipt of any such consent, approval, waiver, authorization, notice or novation.

(c)                 Operation and Preservation of Business. During the Interim Period, without the prior written consent of Buyer, Seller will not, and Equityholders will cause Seller to not, engage in any practice, take any action or enter into any transaction outside of the Ordinary Course of Business, except for any action expressly required by this Agreement. During the Interim Period, without the prior written consent of Buyer, Seller will not, and Equityholders will cause Seller not to, engage in any practice, take or fail to take any action or enter into any Contract or transaction that could reasonably be expected to cause the representations and warranties of Seller and Equityholders contained herein to be untrue at any time between the date hereof and the Closing. During the Interim Period, Seller will conduct, and Equityholders will cause Seller to conduct, the Business in the Ordinary Course of Business and in compliance with all Laws, and will keep the Business and its assets and properties, including Seller’s present operations, physical facilities, licenses, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact, open and operational. Without limiting the generality of the foregoing, during the Interim Period, Seller will not, and Equityholders will cause Seller not to, without the prior written consent of Buyer, take any of the following actions: (i) amend, extend or terminate any material Contract or enter into any Contract, which if entered into prior to the date hereof, would be a material Contract; (ii) incur any Liability (including any Indebtedness) other than in the Ordinary Course of Business; (iii) dispose of or encumber any assets of Seller other than in the Ordinary Course of Business; (iv) increase any compensation or benefits of any employees or independent contractors of Seller or establish any new compensation or benefit plan; (v) hire, retain, engage or terminate any employee or independent contractor or make any other material personnel changes; (vi) accelerate any accounts receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, or change, in any material respect, Seller’s practices in connection with the making of capital expenditures or the payment of accounts payable; (vii) grant any Person any license of or other right to IP other than non-exclusive licenses of Products granted in the Ordinary Course of Business; (viii) except as required as a result of a change in Law or GAAP after the date hereof, change any of the financial accounting principles or practices of Seller; (ix) commence or settle any Legal Proceeding; (x) issue any equity interests or debt securities or repurchase or cancel any equity interests or debt securities of Seller; (xi) declare, set aside, or pay any non-cash dividend or make any non-cash distribution with respect to any equity securities of Seller or enter into any Contract with any of Equityholders; (xii) take any action that would reasonably be expected to have a material and adverse effect on the Business or the Purchased Assets; (xiii)(A) change or make any Tax election, (B) adopt or change any Tax accounting methods, (C) amend a Tax Return, (D) agree to any claims for Tax adjustments or assessments, or (E) settle any Tax claim, audit or assessment; or (xiv) agree or commit to take any of the actions described in clauses (i) through (xiii) above.

(d)                Preservation of Inventory. During the Interim Period, Seller will, and each Equityholder will cause Seller to, use its reasonable efforts to maintain and preserve all Inventory associated with the Business in a good and saleable condition, including being non-expired and free from mildew, fungus, rot, spoilage and agricultural neglect. During the Interim Period, Seller will maintain at least substantially similar levels of inventory of flower, trim, concentrate and edibles at the Business locations as Seller has maintained over the previous twelve (12) months prior to the date hereof.

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(e)                 Access. The Parties agree that, during the Interim Period and in compliance with the applicable laws of the state of Colorado, Buyer and its authorized agents and representatives will have the right to: (i) inspect and audit Seller’s books and records, (ii) access Seller’s facilities; and (iii) consult with Seller’s officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence matters. Such access will be at reasonable times and in a manner not to unreasonably interfere with the normal business operations of Seller.

(f)                  Notice of Developments. During the Interim Period, Seller will, and Equityholders will cause Seller to, give prompt written notice to Buyer of any event, occurrence or development causing, or allegation by a third party which, if true, would cause, or which would reasonably be expected to cause: (i) a breach or inaccuracy of any of the representations and warranties in Section 3; (ii) any breach or nonperformance of or noncompliance with any covenant or agreement of Seller or any Equityholder in this Agreement or any Related Agreement; (iii) the failure of any condition set forth in Section 6.1; (iv) any material damage to or loss or destruction of any properties or assets owned or leased by Seller (whether or not insured); or (v) the occurrence or threatened occurrence of any event or condition which resulted in, or could reasonably be expected to result in, a material and adverse effect on the Business or the Purchased Assets. No disclosure by any Party pursuant to this Section 5.1(f) will be deemed to amend or supplement the schedules to this Agreement or prevent or cure any misrepresentation, breach of warranty, or breach of covenant, agreement or obligation.

(g)                Exclusivity. During the Interim Period, neither Seller nor any Equityholder will, and each will cause each of such Person’s respective officers, employees, directors, managers, members, partners, equityholders, advisors, representatives, agents and Affiliates not to, directly or indirectly solicit, initiate, encourage (including by way of furnishing information), or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or could reasonably be expected to lead to, any acquisition or purchase of a substantial portion of the assets, equity interests or other securities of Seller or any tender offer or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, spin-off, liquidation, dissolution or similar transaction involving Seller, or any other transaction, the consummation of which would or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Related Agreement (any of the foregoing, an “Alternate Transaction Proposal”) or agree to or endorse any Alternate Transaction Proposal. Seller and each Equityholder will promptly, and in any case within 24 hours, notify Buyer of any Alternate Transaction Proposal and provide a written copy thereof.

Section 5.2.    Post-Closing Covenants.

(a)                 Restrictive Covenants.

(i)      From and after the Closing, Seller and Equityholders will keep confidential and not disclose to any other Person or use for such Person’s own benefit or the benefit of any other Person any confidential or non-public information regarding the Business. The obligation of Seller, Equityholders and their Affiliates under this Section 5.2(a)(i) will not apply to information that is or becomes generally available to the public without breach of the commitment provided for in this Section 5.2(a)(i) or is required to be disclosed by Law; provided, however, that, in the case of a required disclosure, Seller, Equityholders or such other Person, as applicable, will notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

(ii)    As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller and each Equityholder agree that, from the Closing Date through the two-year anniversary of the Closing Date (the “Non-Compete Restricted Period”), Seller and each Equityholder will not, and will cause their respective employees, officers, directors, managers, agents and Affiliates not to, directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, become employed by, or in any other manner engage in the storage, distribution, delivery or retail sale of cannabis or cannabis product within the Restricted Area, provided, however, that Seller and each Equityholders may engage in the ownership or operation of a Colorado recreational marijuana cultivation facility so long as such facility applies for no more than a single Tier 1 license issued from the state of Colorado after the Closing Date. Nothing herein will prohibit any such Person from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a cannabis corporation that is publicly traded. “Restricted Area” means, with respect to Seller and Johnson, the State of Colorado and, with respect to Productive Investments, within 1 mile of any store operated by Parent in the State of Colorado.

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(iii)  As a material inducement to Buyer to enter into and perform its obligations under this Agreement, from the Closing Date through the two-year anniversary of the Closing Date (the “Non-Solicit Restricted Period”), Seller and each Equityholder (A) will not, and will cause their respective employees, officers, directors, managers, agents and Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Buyer or its Affiliates (or any successor to the Business); provided, however, that this Section 5.2(a)(iii) will not prohibit any such Person from conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by Buyer or its Affiliates (or any successor to the Business); and (B) will not induce or attempt to induce any customer or other business relation of the Business into any business relationship that might materially harm Buyer or its Affiliates or the Business.

(iv)   As a material inducement to Buyer to enter into and perform its obligations under this Agreement, from and after the Closing, Seller and each Equityholder will not, and will cause their respective employees, officers, directors, managers, agents and Affiliates not to, directly or indirectly denigrate, defame or disparage Buyer or its Affiliates (including Parent) and their respective equityholders, managers, directors, officers, employees, independent contractors or representatives or the Business.

(v)    Seller and each Equityholder acknowledges and agrees that, in the event of a breach or alleged breach by such Person of any of the provisions of this Section 5.2(a), monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach or alleged breach, Buyer, its Affiliates and their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief, or both, or any other equitable remedies available to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Non-Compete Restricted Period or Non-Solicit Restricted Period, as applicable, by a period equal to (A) the length of the violation of this Section 5.2(a) plus (B) the length of any court proceedings necessary to stop such violation), in each case, without the requirement of posting a bond or proving actual damages.

(b)                Inability to Assign Assets. Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, to the extent that the assignment or attempted assignment to Buyer of any Contract or Permit that is included among the Purchased Assets (each, an “Assigned Contract”), or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law, or would require any consent, waiver, authorization, notice or novation by any Person, and such consent, waiver, authorization, notice or novation has not been obtained or made prior to the Closing in a form and substance reasonably acceptable to Buyer, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of Seller or Buyer thereunder, then neither this Agreement nor any Related Agreement will constitute an assignment or attempted assignment thereof, and the same will not be assigned at the Closing. If any consent, waiver, authorization, novation or notice that is necessary for the effective assignment to Buyer of any Assigned Contract cannot be obtained or made and, as a result, the material benefits of such Assigned Contract cannot be provided to Buyer following the Closing as otherwise required pursuant to this Agreement, then Seller will use commercially reasonable efforts to, with respect to any such Assigned Contracts, for a period of six months, cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits under such Assigned Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party to such Assigned Contract arising out of any breach or cancellation of such Assigned Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer. Once any such consent, waiver, authorization, or novation is obtained or notice is properly made in form and substance reasonably acceptable to Buyer, Seller will assign such Assigned Contract to Buyer at no additional cost to Buyer.

(c)                 Post-Closing Payments. After the Closing, Seller and Equityholders will cause any financial institution to which any cash, checks or other instruments of payment are delivered to an account not transferred to Buyer at the Closing with respect to the Purchased Assets or the Assumed Liabilities, including, without limitation, funds relating to any accounts receivable or any other Purchased Assets, through any “lock-box” or similar arrangement, to immediately remit same to Buyer, but in all cases within five Business Days after receipt thereof. To the extent not remitted immediately to Buyer, Buyer may offset such amounts against any obligation of Buyer to Seller or Equityholders now or hereafter existing. Seller will periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts included in the Purchased Assets or the Assumed Liabilities.

(d)                Apportionment of Taxes and Cooperation. Notwithstanding any other provision of this Agreement, Seller and Equityholders will be jointly and severally liable and jointly and severally liable indemnify Buyer for all Taxes attributable to the ownership or sale of the Purchased Assets or any operations of Seller for all taxable periods (or portions thereof) ending on or before the Closing Date (“Pre-Closing Taxes”). Taxes which are real property or personal property Taxes will be allocated proportionally as Pre-Closing Taxes based on the number of days in the applicable taxable period during which the Purchased Assets were owned by Seller. If Buyer makes a payment of any Pre-Closing Taxes or any Taxes specified below, it will be entitled to prompt reimbursement from Seller or Equityholders for such Taxes upon presentation to Seller of evidence of such payment. Seller and Equityholders will be jointly and severally liable and indemnify Buyer for any sales, use, documentary, recording, stamp, value added, excise, transfer or similar Taxes arising from the sale of the Purchased Assets or the transactions contemplated by this Agreement (“Transfer Taxes”). Claims arising under this Section 5.2(d) will survive for the full period of any applicable statute of limitations plus an additional sixty (60) days.

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Section 5.3.    Release of Claims. Effective as of the Closing, except with respect to (a) any claim to enforce the terms of or any breach of this Agreement or any Related Agreement and (b) if (and only if) Equityholder is an officer, member or director of Seller, any rights, if any, with respect to any directors’ and officers’ liability insurance policy (collectively, the “Unreleased Claims”), each Equityholder and Seller (collectively, the “Releasors”), unconditionally and irrevocably waives, releases and forever discharges Buyer and Parent and each of their respective Affiliates (each, a “Released Person”), from any past, present or future dispute, claim, controversy, demand, right, obligation, Liability, action or cause of action of any kind or nature, whether unknown, unsuspected or undisclosed, related to any matters, causes, conditions, acts, conduct, claims, circumstances or events arising out of or related to the Business, and none of any Equityholder, Seller or any other Releasor will seek to recover any amounts in connection therewith or thereunder from any Released Person.

Article VI.
CONDITIONS TO CLOSING

Section 6.1.    Conditions to the Obligation of Buyer and Parent to Closing. The obligation of Buyer and Parent to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)                 Representations and Warranties. All of the representations and warranties made by Seller and Equityholders in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, however, that, with respect to subpart (ii) of this Section 6.1(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) and the Fundamental Representations must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article III.

(b)                Covenants. Seller and Equityholders must have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c)                 Proceedings. No Legal Proceeding will be pending or threatened with respect to Seller, Equityholders or the Business in which an unfavorable Order would: (i) prevent or materially impair the consummation of any of the transactions contemplated by this Agreement or any Related Agreement; or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation (and no such Order will be in effect).

(d)                Seller Deliveries. Seller must have delivered to Buyer or have caused to be delivered to Buyer each of the following documents at or before the Closing:

(i)         a certificate executed by a duly authorized officer of Seller and each Equityholder (or if an Equityholder is an individual, by such Equityholder), dated as of the Closing Date certifying that (A) as to Seller and such Equityholder, as applicable, each of the conditions specified in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(e) and 6.1(f) are satisfied in all respects, (B) attached thereto are true, complete and correct copies of the resolutions of the board of directors of Seller and Equityholders authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein, as are then in full force and effect and (C) attached thereto are good standing certificates, dated as of a recent date prior to the Closing Date, from the Governmental Authority of the jurisdiction of Seller’s incorporation or organization and each other jurisdiction in which Seller is qualified to do business (the “Closing Certificate”);

(ii)       the Bill of Sale, duly executed by Seller;

(iii)     the Equityholder Bill of Sale, duly executed by Equityholders;

(iv)      the IP Assignment Agreement, duly executed by Seller;

(v)       A copy of Schedule A (Effective Date of Change of Ownership) to any contingent Approval letter received by Buyer or Seller from the MED that is fully-executed by Seller;

(vi)      Evidence of Approval of change of ownership from the City and County of Denver, Colorado.

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(vii)    duly completed and executed IRS Forms W-9 from Seller and any other Person receiving any payments from Buyer pursuant to this Agreement or any Related Agreement;

(viii)  no later than three Business Days prior to the Closing Date, a payoff letter from each lender of Seller or other holder of Closing Date Repaid Indebtedness or any Encumbrance with respect to the Purchased Assets contemplated to be repaid on the Closing Date, reasonably acceptable to Buyer, including that all Encumbrances on the properties or assets of Seller, including any Purchased Asset, will automatically be released upon the satisfaction of the conditions in such letter (each, a “Payoff Letter”);

(ix)      no later than three (3) Business Days prior to the Closing Date, an invoice from each holder of Seller Transaction Expenses contemplated to be repaid on the Closing Date in customary form, reasonably acceptable to Buyer (the “Seller Transaction Expenses Invoices”);

(x)       a Lease Estoppel Certificate and Lease Assignment with respect to each Real Property Lease, duly executed by the applicable landlord and Seller, in form reasonably satisfactory to Buyer;

(xi)      the Lock-Up Agreement, duly executed by Seller;

(xii)    the Finders Agreement, duly executed by Johnson;

(xiii)  (A) evidence satisfactory to Buyer of the full and final release of the all claims set forth in or related to the Settlement and Tolling Agreement and (B) the Release Agreement, duly executed by Seller, Johnson, Productive Investments and Youngdon Yun.

(xiv)  evidence reasonably satisfactory to Buyer of release of all Encumbrances on the Purchased Assets;

(xv)    evidence reasonably satisfactory to Buyer of the consent or approval of, and the giving of all notices to, those Persons whose consent or approval is required, or who are entitled to notice, in connection with Seller’s execution, delivery and performance of this Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, including the consents of and notices to the Persons listed on Schedule 6.1(d)(xiv); and

(xvi)  such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated herein.

(e)                 No Material Adverse Effect. There will have been no event or occurrence having a material and adverse effect on the Business or the Purchased Assets.

(f)                  Regulatory Approvals. The Parties will have received the Approvals, which Approval from the City and County of Denver and MED is in effect as of the Closing.

Section 6.2.    Conditions to the Obligation of Seller and Equityholders to Close. The obligations of Seller and Equityholders to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Seller, in its sole discretion:

(a)                 Representations and Warranties. All of the representations and warranties made by Buyer and Parent in this Agreement must be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties must be true and correct in all material respects as of such specified date); provided, however, that, with respect to subpart (ii) of this Section 6.2(a), such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) must be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article IV.

(b)                Covenants. Buyer and Parent must have performed and complied in all material respects with all of their respective covenants, obligations and agreements under this Agreement to be performed or complied with at or before the Closing, including, without limitation, the payment of the Purchase Price.

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(c)                 Buyer Deliveries. Buyer or Parent, as applicable, will have delivered to Seller each of the following at or before the Closing:

(i)      a certificates of a duly authorized officer of each of Buyer, dated as of the Closing Date and executed by such officers, to the effect that, as to Buyer and as to Parent, as applicable, each of the conditions specified above in Sections 7.2(a) and 7.2(b) is satisfied in all respects;

(ii)    the Bill of Sale, duly executed by Buyer;

(iii)  the Equityholder Bill of Sale, duly executed by Buyer;

(iv)   the Estoppel Certificate and Lease Assignments, duly executed by Buyer;

(v)    the IP Assignment Agreement, duly executed by Buyer;

(vi)   the Finders Agreement, duly executed by Buyer; and

(vii) A copy of Schedule A (Effective Date of Change of Ownership) to any contingent Approval letter received by Buyer or Seller from the MED that is fully-executed by Buyer.

Section 6.3.    Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) will take place by email (in portable document format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, on the fourth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 6.1 and Section 6.2 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”).

Article VII.
TERMINATION

Section 7.1.    Termination.

(a)                 Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(i)      Buyer, on its own behalf and on behalf of Parent, and Seller, on its own behalf and on behalf of Equityholders, may terminate this Agreement by mutual written consent;

(ii)    Buyer, on its own behalf and on behalf of Parent, may terminate this Agreement by giving written notice to Seller: (A) in the event that Seller or any Equityholder breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, and such breach or breaches, individually or collectively, would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 6.1 to be satisfied, Buyer notifies Seller of the breach, and the breach, if capable of cure, continues without cure for a period of thirty (30) days after the notice of breach (provided that Buyer will not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if Buyer is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2 to be satisfied); (B) if the Closing has not occurred on or before June 15, 2022 (the “Outside Date”) (unless the failure results primarily from Buyer breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); (C) an applicable Law or final, non-appealable Order by a U.S. federal or state court of competent jurisdiction will have enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement that prohibits the Closing; or (D) unilaterally, in its sole discretion, subject to Section 7.1(c); and

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(iii)  Seller, on its own behalf and on behalf of Equityholders, may terminate this Agreement by giving written notice to Buyer: (A) in the event that Buyer breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any respect, and such breach or breaches, individually or collectively, would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 6.2 to be satisfied, Seller notifies Buyer of the breach, and the breach, if capable of cure, continues without cure for a period of thirty (30) days after the notice of breach (provided that Seller will not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if Seller is then in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.1 to be satisfied); (B) if the Closing has not occurred on or before the Outside Date (unless the failure results primarily from Seller or any Equityholder breaching any representation, warranty, covenant or agreement contained in this Agreement); or (C) an applicable Law or final, non-appealable Order by a U.S. federal or state court of competent jurisdiction will have enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement that prohibits the Closing.

(b)                Effect of Termination. The termination of this Agreement pursuant to Section 7.1(a) will not be deemed to release any Party from any Liability for breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies.

(c)                 Earnest Money. In the event that Buyer, on its own behalf or on behalf of Parent, terminates this Agreement pursuant to clause (D) of Section 7.1(a)(ii), or has not taken action to close the transactions contemplated by this Agreement and the Related Agreements after the fourth (4th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Section 6.1 and Section 6.2 (collectively the “Earnest Money Retention Triggers”), then, within three (3) Business Days from the date of such termination or the date of such failure to take action (provided that such date is on or before the Outside Date), as applicable, Seller will retain the Earnest Money Payment Amount; provided that in the event that the Earnest Money Payment Amount is retained by Seller pursuant to this Section 7.1(c), the Parties acknowledge that such retention will be deemed to be liquidated damages and the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) for any and all Damages suffered or incurred by Seller, Equityholders or any of their respective Affiliates or any other Person in connection with or related to or arising out of this Agreement (and the termination thereof) or for a breach or failure to perform hereunder or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise) or the transactions contemplated by this Agreement and the Related Agreements (and the abandonment thereof) and upon retention of the Earnest Money Payment Amount by Seller pursuant to this Section 7.1(c), neither Parent, Buyer nor any of their Affiliates will have any further liability or obligation relating to or arising out of this Agreement. If this Agreement is terminated for any reason other than the Earnest Money Retention Triggers, Seller will promptly (but within three (3) Business Days of such termination) repay the Earnest Money Payment amount to Buyer.

Article VIII.
INDEMNIFICATION

Section 8.1.    Indemnification.

(a)                 Indemnification Obligations of Seller and Equityholders. Seller and Equityholders will jointly and severally indemnify, defend and reimburse Buyer, Parent and their respective Affiliates and each of their respective Affiliates, officers, directors, managers, subsidiaries, employees, successors, assigns, agents and representatives (the “Buyer Indemnified Parties”) for and hold harmless each Buyer Indemnified Party from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from any of the following: (i) any Excluded Liabilities or Excluded Assets; (ii) any breach of any of the representations and warranties of Seller and Equityholders in Article III; (iii) any breach of any term, provision, covenant or agreement contained in this Agreement or any of the Related Agreements by Seller or any Equityholder; (iv) any inaccuracy or misrepresentation in any certificate or other document or instrument delivered by Seller or any Equityholder or caused to be delivered by Seller pursuant to any provision of this Agreement; (v) any broker, investment banker or adviser fees, or any other fees, costs or expenses incurred by or on behalf of Seller or any Equityholder in connection with this Agreement or any Related Agreement; (vi) any Pre-Closing Taxes, Transfer Taxes or other Taxes of Seller; or (vii) any fraud, knowing or intentional misrepresentation or breach or willful misconduct on the part of Seller or any Equityholder. Notwithstanding anything contained herein to the contrary, the obligations of Seller and Equityholders pursuant to Section 8.1(a)(ii) (a) will not apply to the first $30,000 in Damages (the “General Threshold”), (b) will be limited to, and will not exceed, $500,000 (the “Cap”) in the aggregate and (c) in the case of a claim pursuant to Section 8.1(a)(ii) as a result of the breach of the first sentence of Section 3(g) and without limiting the preceding clause (a), will not apply to any individual claim or group of related claims unless and until such claim is for an amount in excess of $5,000 (the “Condition of Assets Threshold,” and together with the General Threshold, the “Thresholds”); provided, however, that the Thresholds and the Cap will not apply to any Damages resulting from breaches of Fundamental Representations or intentional or fraudulent actions, misrepresentations or breaches. For purposes of calculating the amount of Damages arising out of or relating to any inaccuracy or breach of any representation or warranty in Article III, and the determination of whether a breach has occurred, all Materiality Qualifiers will be disregarded. Furthermore, notwithstanding anything in this Agreement to the contrary, the obligations of Equityholders pursuant to Section 8.1(a)(ii) shall not apply to the Thresholds and will be limited to, and will not exceed, 65% of the Cap for Johnson and 35% of the Cap for Productive Investments (respectively, the “Equityholders Cap”); provided, however, the Thresholds and the Equityholders Cap will not apply to any Damages resulting from breaches of Fundamental Representations or intentional or fraudulent actions, misrepresentations or breaches.

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(b)                Indemnification Obligations of Buyer and Parent. Buyer and Parent will jointly and severally indemnity, defend and reimburse Seller and Equityholders and their respective Affiliates and each of their respective Affiliates, officers, directors, managers, subsidiaries, employees, successors, assigns, agents and representatives (the “Seller Indemnified Parties”) for and hold harmless each Seller Indemnified Party from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from any of the following: (i) any breach of any of the representations and warranties of Buyer or Parent in Article IV; (ii) any breach of any term, provision, covenant or agreement contained in this Agreement or any of the Related Agreements by Buyer or Parent; or (iii) any fraud, knowing or intentional misrepresentation or breach or willful misconduct on the part of Buyer or Parent.

(c)                 Survival. The representations and warranties contained in this Agreement or in any Related Agreement, and all related rights to indemnification, will survive the Closing as follows: (i) all of the representations and warranties of Seller and Equityholders contained in this Agreement and the Closing Certificate, in each case, other than the Fundamental Representations, will survive the Closing and terminate on the date that is 18 months after the Closing Date; and (ii) the Fundamental Representations, including the Fundamental Representations referenced in the Closing Certificate, will survive the Closing and will terminate on the six-year anniversary of the Closing Date. All other covenants, obligations and agreements contained in this Agreement will survive the Closing for the later of (a) three (3) years following the Closing Date or (b) 60 days following the date on which such covenant is fully performed.

(d)                Recovery. If and to the extent that any Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification pursuant to this Agreement (after giving effect to the limitations on indemnification set forth in Section 8.1(a)), such Buyer Indemnified Party or Seller Indemnified Party will recoup all or any portion of any Damages to which such Buyer Indemnified Party or Seller Indemnified Party is entitled by directing cash payment of, and Sellers and Equityholders or Buyer and Parent, respectively, will pay, monetary Damages from Seller and Equityholders or Buyer and Parent, respectively; provided that, subject to the Cap or Equityholders Cap, Buyer may instead elect to offset such Damages (i) from the Indemnity Holdback Amount; (ii) from any amounts owed by Buyer to Seller or any Equityholder pursuant to this Agreement; or (iii) by directing Parent to cancel a number of shares of Parent Common Stock held by Seller, any Equityholder or their respective Affiliates on the books and records of Parent (such number of shares of Parent Common Stock to be determined by dividing the amount of such Damages by the Per Parent Share Price, rounded down to the nearest whole share). Such remedies are not exclusive of any other remedies the Buyer Indemnified Party may exercise at law or in equity to satisfy Seller’s and Equityholders’ indemnification obligations hereunder.

(e)                 Indemnity Holdback Amount. The Indemnity Holdback Amount, less any amounts that have been released to compensate any Buyer Indemnified Party for Damages as provided in this Section 8.1 or to compensate a Deficiency as provided in Section 2.3(b), will be released to Seller within ten (10) Business Days after the date that is 18 months after the Closing Date (the “Release Date”); provided, however, that any portion of the Indemnity Holdback Amount that is necessary to satisfy any pending claims for indemnification pursuant to this Section 8.1 specified in a written notice delivered to Seller prior to 11:59 p.m., Mountain Time, on the Release Date will not be payable to Seller hereunder until final resolution of all such claims, at which time the amount of the Indemnity Holdback Amount held back to satisfy such pending claims, to the extent not released to compensate any Buyer Indemnified Party for Damages as provided in this Section 8.1 will be released to Seller. Each Party will cooperate, and cause any Affiliate to cooperate, in timely making all filings, Tax Returns, reports, claims for refund and forms as may be required in connection with the foregoing to comply with all applicable Laws. Upon request, Buyer, Seller, and the Equityholders, as applicable, will provide each other with the information that either party reasonably requests in connection with its Tax reporting obligations under applicable Law. The release of any portion of the Indemnity Holdback Amount pursuant to this Section 8.1(e) will be in the form of Indemnity Holdback Shares in an amount, rounded down to the nearest whole share, equal to (y) the released portion of the Indemnity Holdback Amount divided by (z) the Per Parent Share Price. Any amounts that have been released to compensate any Buyer Indemnified Party for Damages as provided in this Section 8.1 or to compensate a Deficiency as provided in Section 2.3(b) may be cancelled by Parent.

(f)                  Disclaimer. Except as expressly set forth in this Agreement, including the representations and warranties set forth in Article III, the Purchased Assets are to be purchased, acquired, and accepted by Purchaser from Seller “AS IS”, “WHERE IS” and “WITH ALL FAULTS”.

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Article IX.
MISCELLANEOUS

Section 9.1.    Miscellaneous

(a)                 Governing Law. This Agreement and the agreements executed in connection herewith will be governed by the laws of the State of Colorado (regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of Colorado) as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies.

(b)                Specific Performance. The Parties agree that if any party hereto is obligated to, but nevertheless does not, perform any covenant, agreement or obligation set forth in this Agreement or any of the Related Agreements, then any other party, in addition to all other rights or remedies such party may have, will be entitled to the remedy of specific performance mandating that the other party or parties perform such covenant, agreement or obligation. In an action for specific performance by any party against any other party, the other party will not plead adequacy of damages at law.

(c)                 Further Assurances. From time to time after the Closing Date, at Buyer’s request, and without further consideration from Buyer, Seller and Equityholders will execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer reasonably may require to convey, transfer to and vest in Buyer and to put Buyer in possession of the Purchased Assets.

(d)                Waiver of Compliance; Consents. Any failure of Seller or Equityholders, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Buyer or by Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.1(d).

(e)                 Expenses. Each Party will pay its own legal, accounting and other expenses incurred by such Party or on its behalf in connection with this Agreement and the transactions contemplated herein and all such fees incurred by Sellers, any Equityholder and any of their Affiliates at or prior to the Closing are deemed Excluded Liabilities.

(f)                  Legend. Seller acknowledges and agrees that the certificates representing Parent Common Stock pursuant to this Agreement may contain a legend in form acceptable to Buyer in its discretion.

(g)                Notices. All notices and other communications hereunder will be in writing and will be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first (1st) Business Day following such receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 p.m., Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Mountain Time), to the Parties at the following addresses or email addresses (or at such other addresses or email addresses for a Party as will have been specified by like notice):

if to Buyer or Parent, to:

Schwazze

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Dan Pabon

Email Address: dan@schwazze.com

with a copy to (not constituting notice):

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Kester Spindler and Kyle Simon

Email Address: kspindler@perkinscoie.com; ksimon@perkinscoie.com

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if to Seller, to:

Urban Health & Wellness, Inc.

2675 W 38th Avenue

Denver, CO 80211

Attention: Patrick Johnson

Email Address: coachpj75@gmail.com

with a copy to (not constituting notice):

Wysocki Law Group, P.C.

4582 S. Ulster St., Suite 950

Denver, CO 80237

Attention: Jeremy S. Wysocki

Email Address: jwysocki@wysocki.law

if to Equityholders, to:

Urban Health & Wellness, Inc

2675 W 38th Avenue

Denver, CO 80211

Attention: Patrick Johnson

Email Address: coachpj75@gmail.com

with a copy to (not constituting notice):

Wysocki Law Group, P.C.

4582 S. Ulster St., Suite 950

Denver, CO 80237

Attention: Jeremy S. Wysocki

Email Address: jwysocki@wysocki.law

with a copy to (not constituting notice):

Ireland Stapleton Pryor & Pascoe, PC

717 17th Street, Suite 2800

Denver CO 80202

Attention: Mark E. Lacis

Email Address: MLacis@irelandstapleton.com

(h)                Appointment of Seller as Agent. Each Equityholder (a) hereby irrevocably constitutes and appoints Seller as such Equityholder’s agent, attorney in fact and representative, with full power to do any and all things on behalf of such Equityholder, and to take any action required or contemplated to be taken by such Equityholder, under this Agreement or any Related Agreement (including any amendments, waivers or modifications of this Agreement) and (b) will be bound by all actions taken by Seller regarding this Agreement or any Related Agreement or in connection with any transaction contemplated hereby or thereby. Buyer and Parent will at all times (i) be entitled to rely upon any communication with Seller as being binding with respect to each Equityholder, (ii) have no obligation to otherwise communicate with any Equityholder (including indemnification matters) and (iii) not be liable to any Equityholder for any action taken or omitted to be taken by Buyer or Parent.

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(i)                  Risk of Loss. Seller will bear all risk of loss, destruction or damage to any of the Purchased Assets occurring prior to the Closing, regardless of circumstance. Buyer will have no responsibility with respect thereto.

(j)                  Press Release and Public Announcements. Except as otherwise required by Law, Seller and Equityholders will not, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to employees, customers or suppliers of Seller or the Business with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Buyer. Notwithstanding anything in this Agreement to the contrary, following the Closing, Buyer, Parent or any of their respective Affiliates, representatives or advisors may issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements, with respect to the transactions contemplated by this Agreement and the Related Agreements without the prior written consent of Seller or Equityholders.

(k)                Partial Invalidity. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(l)                  Interpretation. In this Agreement: (a) headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any document (except for any reference to a document in the Disclosure Schedule) means such document as amended or modified and as in effect from time to time pursuant to the terms thereof; (f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) unless otherwise required by the context in which they appear, the terms “will” and “will” are used interchangeably; and (n) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; All dollar ($) references in this Agreement are to United States dollars and all amounts that are to be calculated or paid hereunder will be calculated or paid in United States dollars. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Buyer, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Buyer and Buyer’s representatives for their review by posting to the “Project Umbrella” folder in the electronic data room hosted by Dropbox.com before 5:00 p.m., Mountain Time, on the date that is three (3) Business Days prior to the date hereof.

(m)               Assignment. This Agreement and all of the provisions hereof and the other documents or agreements contemplated hereby will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder or under any of the other documents or agreements contemplated hereby will be assigned by Seller or any Equityholder without the prior written consent of Buyer. Seller and Equityholders specifically consent to the assignment by Buyer of Buyer’s rights under this Agreement and the other documents or agreements contemplated hereby to Buyer’s successors and assigns.

(n)                Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed will be an original, but all of such counterparts will together constitute but one and the same instrument. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.

(o)                Entire Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

[Signature Page Follows]

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Asset and Personal Goodwill Purchase Agreement, whereupon it will constitute the agreement of Buyer, Parent, Seller and Equityholders with respect to the subject matter hereof.

BUYER:

DOUBLE BROW, LLC

By: SCHWAZZE COLORADO, LLC

By: MEDICINE MAN TECHNOLOGIES, INC.

(d/b/a SCHWAZZE),

its sole manager

By: /s/ Dan Pabon_________________________

Name: Dan Pabon

Title: General Counsel and Chief Government Affairs Officer

PARENT:

MEDICINE MAN TECHNOLOGIES, INC. (D/B/A SCHWAZZE)

By: /s/ Dan Pabon_________________________

Name: Dan Pabon

Title: General Counsel and Chief Government Affairs Officer

SELLER:

Urban Health & Wellness, Inc.

By: /s/ Patrick Johnson_____________________

Name: Patrick Johnson

Title: President

EQUITYHOLDERS:

/s/ Patrick Johnson_________________________

Patrick Johnson

PRODUCTIVE INVESTMENTS, LLC

By: /s/ Youngdon Yun_____________________

Name: Youngdon Yun

Title: Owner

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EXHIBIT A
DEFINITIONS

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Approval” or “Approvals” means any and all approvals from MED or the City or County of Denver required under applicable Law, as applicable, for (a) the transfer by Seller to Buyer of any Permit or (b) the consummation of the transactions contemplated by this Agreement.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit B,

“Business Day” means a day other than Saturday, Sunday or any bank holiday in Denver, Colorado.

“Closing Stock Consideration” means a number of shares of Parent Common Stock equal to the difference of (a) the Stock Consideration minus (b) the Indemnity Holdback Shares.

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case, whether oral or written.

“Damages” means any losses, costs, damages, Liabilities, Taxes, expenses, Legal Proceedings or Orders (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, welfare, tuition reimbursement, disability, sick pay, holiday, vacation, employment, consulting, independent contractor, personal services, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, loan, fringe benefit or other compensation or benefit plan, fund, policy, program, practice, Contract or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) that is sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate (or to which Seller or ERISA Affiliate is a party) and that covers or benefits any current or former employee, officer, director, manager, consultant, independent contractor or other service provider of or to Seller (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which Seller has (or could have) any Liability (including any contingent Liability).

“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“Equityholder Bill of Sale” means the Equityholder Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit C.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business that, together with Seller, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Fundamental Representations” means the representations and warranties set forth in Section 3(a), Section 3(b), Section 3(c), Section 3(d), Section 3(e), Section 3(j), Section 3(k), Section 3(l), Section 3(r) and Section 3(t).

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“Finders Agreement” means the Finders Agreement, in substantially the form attached hereto as Exhibit F.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body.

“Indemnity Holdback Amount” has the meaning set forth in Section 2.2(c).

“Indemnity Holdback Shares” means a number of shares (rounded down to the nearest whole share) of Parent Common Stock equal to the quotient of (a) the Indemnity Holdback Amount divided by (b) the Per Parent Share Price.

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business), including any accrued interest, fees or other expenses regarding any of the foregoing, including any prepayment penalties or premiums, consent fees, break fees or similar payments or contractual charges: (a) indebtedness for borrowed money (including as a guarantor or if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable (regardless of how structured), contingently or otherwise, as obligor or otherwise; or (i) Liability secured by any Encumbrance on any asset or property.

“IP” means, collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iii) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (iv) telephone numbers; (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (vi) all technology, ideas, research and development, inventions, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, Trade Secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, computer architecture, and documentation; (vii) all other intangible assets, properties or rights; and (viii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Assignment Agreement” means the Intellectual Property Assignment Agreement attached hereto as Exhibit D.

“Law” means any applicable provision of any constitution, treaty, statute, law (including the common and civil law), rule, regulation, ordinance, guidance, code or order enacted, adopted, issued or promulgated by any Governmental Authority, excluding any federal laws and regulations in connection with the manufacturing, sale and/or trafficking of marijuana.

“Legal Proceeding” means any claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, claim, audit, investigation, demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation.

“Liability” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent, due or to become due, or otherwise.

“Lock-up Agreement” means the Lock-up Agreement in substantially the form attached hereto as Exhibit E.

“Grow Inventory” means any marijuana clones, plants, flower or trim located at 4850 Jackson Street, Denver, CO 80216, which is not spoiled, unusable, expired or otherwise non-salable.

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“Marijuana Inventory” means saleable marijuana products located at 2675 West 38th Avenue, Denver, CO 80211, including marijuana flower, trim, concentrate or infused product, which is not spoiled, unusable, expired or otherwise non-saleable.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects” and words of similar import.

“MED” means the Colorado Marijuana Enforcement Division.

“Order” means any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority.

“Owned IP” means all Seller IP other than IP licensed to the Seller pursuant to a written license agreement.

“Parent Common Stock” means unregistered shares of the common stock, par value $0.001, of Parent.

“Per Parent Share Price” means the price per share as of market close on the first (1st) trading day immediately preceding the Closing Date.

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body, including each of the Purchased Licenses.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Personal Information” means any information that alone or in combination with other information can be used to specifically identify any natural Person, together with any other information that is combined with or linked to any of the foregoing information, and including all de-identified data and all aggregated data derived from any of the foregoing information.

“Processed” or “Processing” means any operation performed on data or information, including the collection, creation, receipt, access, use, handling, compilation, processing, analysis, monitoring, maintenance, storage, purchase, sale, transmission (including cross-border), transfer, protection, disclosure, deletion, destruction, or disposal of data or information.

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Related Agreements” means the Bill of Sale, Equityholder Bill of Sale, the IP Assignment Agreement, the Closing Certificates, the Lockup Agreement, Finders Agreement, Release Agreement, any Estoppel Certificate and Lease Assignment and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Release Agreement” means the Release Agreement, in a form reasonably acceptable to Buyer, releasing all claims against the Seller or Johnson arising from the Settlement and Tolling Agreement, in the form attached hereto as Exhibit G.

“Seller IP” means any and all IP used, held for use, owned or purported to be owned (in whole or in part) by the Seller or licensed to the Seller, in each case, in connection with the Business.

“Seller’s Knowledge” means the actual or constructive knowledge of Johnson and Sharron Johnson after reasonable inquiry and investigation (including due inquiry of Persons knowledgeable about the subject matter thereof).

“Settlement and Tolling Agreement” means that certain Confidential Mutual Settlement Release, dated September 27, 2021, by and between Seller and Equityholders and that certain Tolling Agreement, dated September 27, 2021, attached thereto.

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“Tax” means (a) all federal, state, and local, foreign income, gross receipts, sales, use, production, ad valorem, value-added, transfer, franchise, registration, profits, capital gains, business, license, lease, service, service use, withholding, payroll, social security, disability, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, including liabilities under escheat and unclaimed property Laws, (b) all other fees, assessments or charges in the nature of a tax, (c) any fine, penalty, interest or addition to tax with respect to any amounts of the type described in (a) and (b) above, and (d) any Liability for the payment of any amounts of the type described in clauses (a)-(c) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of a tax sharing, tax allocation or tax indemnification Contract, as a transferee or successor, by operation of Law or otherwise.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof, that is filed or required to be filed with any Governmental Authority or provided or required to be provided to a payee.

EXHIBIT B

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

EXHIBIT C

FORM OF EQUITYHOLDER BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

See attached.

EXHIBIT E

FORM OF IP ASSIGNMENT

See attached.

EXHIBIT F

FORM OF FINDERS AGREEMENT

See attached.

EXHIBIT G

FORM OF RELEASE AGREEMENT

See attached.

SCHEDULE 1.1(a)
PURCHASED ASSETS

(a)        All Accounts Receivable of Seller.

(b)        Minimum Cash (at least $15,000 of which will be in the ATM Machine).

(c)        All inventory (including, Marijuana Inventory, Grow Inventory, supplies, goods in transit, packaging materials and other consumables of Seller, including inventory in transit from or held by Seller’s suppliers).

(d)        All Seller IP, including the following: (i) all right, title and interest in and to the use of “Urban”, “Urban Dispensary” and all other trademarks or similar or related names or phrases (and all goodwill relating to the foregoing), and (ii) all domain names used in the Business, including www.urbandispensary.com.

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(e)        All Contracts related to the Business.

(f)       All machinery, equipment, computers, mobile phones, printers, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to Seller.

(g)       All deposits and prepaid expenses, including advances, credits and security and other deposits.

(h)       All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of Seller.

(i)        Each Purchased License and, to the extent transferable or assignable, all other Permits issued to or otherwise held by Seller relating to the operation of the Business or any Purchased Asset.

(j)        Except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of Seller), whether known or unknown, matured or unmatured, accrued or contingent, that Seller may have against any Person, including claims against any Person for compensation or benefits, insurance claims, claims of infringement or past infringement.

(k)       All books and records of Seller relating primarily to the Business, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to hired employees, manufacturing and quality control records and procedures, blueprints, accounting records, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.

(l)        All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to Seller (except to the extent relating exclusively to any Excluded Asset or Excluded Liability).

(m)      ATM Machine.

(n)        Personal Goodwill of Equityholders and all other goodwill of Seller.

SCHEDULE 1.1(c)

EXCLUDED ASSETS

(a)       All records related to Seller’s organization, maintenance, existence and good standing as a corporation, namely Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax records (provided that Buyer will be entitled to copies of such Tax records that are related to the Business).

(b)       All rights in connection with and assets under all Employee Benefit Plans.

(c)       All insurance policies and prepayments related thereto (but excluding any rights to recovery under such insurance policies except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability).

(d)       Any rights of Seller under this Agreement or any Related Agreement.

(e)       Cash and cash equivalents, other than Minimum Cash.

(f)       All credit cards, debit cards and similar credit and banking instruments of Seller.

(g)       Any Tax refunds or overpayments of Taxes of Seller with respect to periods (or portions thereof) ending on or prior to the Closing Date.

(i)       Accounts receivable.

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(j)       The Purchase Price.

(k)       Cell phones and cell phone numbers.

(l)       All Contracts that (i) are not related to the Business; or (ii) are set forth below:

A.	Promissory Note by and between Seller and Young D. Yun dated March 7, 2017.

B.	Recurring Purchase Agreement, dated June 21, 2021, by and between Seller and Redwood Investment Partners, LLC (d/b/a Bonsai Cultivation Group).

C.	Stock Purchase Agreement, among Seller and the Equityholders, dated March 3, 2015.

D.	Shareholders’ Agreement among Seller and the Equityholders, dated June 28, 2106.

E.	Confidential Mutual Settlement Release by and among Seller, Patrick Johnson, and Productive Investments, LLC dated September 27, 2021.

F.	Tolling Agreement among Seller and the Equityholders dated September 27, 2021.

SCHEDULE 1.2(a)
ASSUMED LIABILITIES

Any obligations to be performed by Seller after the Closing under the terms of the Assigned Contracts other than any such obligation arising from or related to any breach, nonperformance, noncompliance, wrongdoing, misconduct, tort, or violation of such Contract or Law on or before the Closing and provided that the incurrence or existence of such obligation or liability does not constitute a breach or inaccuracy of, or breach, violation or nonperformance of or noncompliance with, any representation, warranty, covenant, obligation, agreement or other provision of this Agreement or any Related Agreement.

SCHEDULE 1.2(b)
EXCLUDED LIABILITIES

(a)       Any Liability of Seller (including any Indebtedness of Seller).

(b)       Any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not recorded on the books and records of any Person (including any accounts payable to third parties that remain outstanding as of the Closing).

(c) Any Liability arising under or in any way related to the Employee Benefit Plans.

(d)       Any Liability that would become a Liability of Buyer as a matter of Law in connection with this Agreement, agreement executed or delivered in connection herewith, or the transactions contemplated hereby or thereby.

(e)       Any Liability in respect of Taxes of Seller (or any successor or Affiliate), or any Liability in respect of any Taxes arising from or relating to the Business or the Purchased Assets or ownership or operation thereof for or accruing or arising at any time in respect of any period (or portion thereof) ending on or prior to the Closing.

(f) Any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets.

(g) Any Liability directly or indirectly related to the Order Accepting Settlement, dated January 21, 2020, by and between Seller and the Department of Excise and Licenses.

(h) Any Liability directly or indirectly related to the Stipulation, Agreement, and Order, dated March 4, 2017, before the Executive Director, Department of Revenue State of Licensing Authority for the State of Colorado in the Matter of Seller and Equityholders as Respondents.

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(i) Any Liability directly or indirectly related to the case of Productive Investments LLC v. Patrick Johnson, et al., Case Number 2019CV33202, District Court, Denver County, Colorado.

(j) Any Liability directly or indirectly related to the Confidential Mutual Settlement Release, dated September 27, 2021, by and between Seller and Equityholders and that certain Tolling Agreement, dated September 27, 2021, attached thereto.

SCHEDULE 2.3(c)
ALLOCATION OF PURCHASE PRICE

The applicable portions of the Cash Consideration will be allocated pursuant to Code Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate) to the Purchased Assets as follows:

Asset Class	Allocation of Purchase Price
Class I Cash and General Deposit Accounts	Actual cash value, provided, however, that the amount assigned to any cash asset shall be in accordance and consistent with the amount assigned to such cash asset for purposes of the Agreement and as reflected on the Closing Statement.
Class II Marketable Securities	Fair market value as of the Closing.
Class III Accounts Receivable	Net book value for financial accounting purposes as of the Closing.
Class IV Inventory	Net book value for financial accounting purposes as of the Closing, provided, however, that the amount assigned to any Marijuana Inventory shall be in accordance and consistent with the amount assigned to such Marijuana Inventory for purposes of the Agreement and as reflected on the Closing Statement.
Class V Property, Equipment, and other Tangible Assets	Net book value for financial accounting purposes as of the Closing.
Class VI Code Section 197 Intangibles	Net book value for financial accounting purposes as of the Closing, provided, however, that any amount allocated to any restrictive covenant shall have a nominal value.
Class VII Goodwill and Going Concern Value	Any remainder of consideration and any other amounts properly treated as consideration for U.S. federal income tax purposes.

SCHEDULE 6.1(d)(xiv)
CONSENTS

1. Section 3(f)(ii) of the disclosure schedules delivered by Buyer on the date hereof is hereby incorporated by reference.

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